EXHIBIT 10.2

TRIZEC PROPERTIES, INC.

NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

ARTICLE I — PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purposes of this Non-Employee Directors Deferred Compensation Plan is to permit those members of the Board who are not employees of the Company to defer the receipt of all or a portion of their remuneration for their service as a member of the Board or a committee of the Board, including any cash, Shares, or Restricted Stock Rights which might be granted to them. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits, and will further the Board’s overall goal of aligning the long-term interests of its Board members with that of the Company.

1.2.	Effective Date. The Plan shall be effective with respect to Compensation paid on and after January 1, 2004.

ARTICLE II — DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:

a)	Termination Account; and

b)	Share Account.

2.2.	Allocation Form. “Allocation Form” means the form specified in Section 3.2(b) hereof.

2.3.	Beneficiary. “Beneficiary” means the person, persons or trust as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.4.	Board. “Board” means the Board of Directors of the Company.

2.5.	Change in Control. A “Change in Control” of the Company shall have the same meaning as is set forth in Section 10.3 of the Trizec Properties, Inc. 2002 Long Term Incentive Plan

(Amended and Restated Effective May 29, 2003), as may hereinafter be modified or amended from time to time (hereafter, the “2002 Long Term Incentive Plan”).

2.6.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII.

2.7.	Company. “Company” means TRIZEC PROPERTIES, INC., a Delaware corporation.

2.8.	Compensation. “Compensation” means fees and retainers earned by, and payable to, a Participant with respect to services performed as a member of the Board and identified by the Committee as being eligible for deferral under this Plan. Such Compensation shall include, without limitation, annual retainer fees, committee chair fees, presiding independent director retainer fees and meeting fees, all of which may be otherwise payable in cash, Shares, or Restricted Stock Rights or other equity Compensation as provided by the Company’s established Board compensation practices from time to time. Notwithstanding the foregoing, Compensation shall not include reimbursements or other expense allowances whether or not includable in gross income, or (cash or non-cash) fringe benefits. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.9.	Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation otherwise payable in cash, Restricted Stock Rights or Shares as set forth in Article III, in a form and at a time as determined by the Committee. The Deferral Commitment shall apply to each payment of Compensation otherwise payable to a Participant. Such designation shall be made in whole percentages and shall be made in a form acceptable to the Committee. A Deferral Commitment shall remain in effect for the entire applicable Deferral Period.

2.10.	Deferral Period. “Deferral Period” means each calendar year as specified on the applicable Deferral Commitment.

2.11.	Determination Date. “Determination Date” means each calendar day.

2.12.	Disability. “Disability” means a physical or mental condition that prevents the Participant from satisfactorily performing the Participant’s usual duties for the Company. The Committee shall determine the existence of a Disability, in its sole discretion, and may rely on advice from a medical examiner satisfactory to the Committee in making the determination.

2.13.	Distribution Election. “Distribution Election” means the form prescribed by the Committee, and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.14.	Dividend Equivalent. A “Dividend Equivalent” is the right to receive a cash payment with respect to a Restricted Stock Right or other equity award equal to the amount of the dividend per Share paid on the Shares at the time such dividend is paid with respect to the Shares.

2.15.	Earnings. “Earnings” means the amount credited to a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.20 below and in a manner consistent with Section 4.3 below. Such credits to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.16.	Financial Hardship. “Financial Hardship” means a severe financial hardship of the Participant resulting from a Disability of the Participant, a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined based upon such standards as are, from time to time, established by the Committee, and such determination shall be in the sole discretion of the Committee.

2.17.	Non-US Participant. “Non-US Participant” means a Participant who is not a U.S. citizen or green card holder. For purposes of determination, individuals who have joint citizenship are deemed to be US citizens.

2.18.	Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to participate in this Plan by deferring Compensation in accordance with Article III below. Such individual shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.19.	Plan. “Plan” means this Non-Employee Directors Deferred Compensation Plan as amended from time to time.

2.20.	Restricted Stock Rights. “Restricted Stock Rights” means Restricted Stock Rights awarded to a Participant under the 2002 Long Term Incentive Plan, and identified by the Committee as being eligible for deferral under the provisions of this Plan, or which was awarded under any other equity award program and identified by the Committee as being eligible for deferral under the provisions of this Plan.

2.21.	Share Account. “Share Account” means a Participant’s Account pursuant to which Restricted Stock Rights, Shares and other equity Compensation deferred under this Plan are credited. The Share Account is distributed in accordance with Section 5.2 below.

2.22.	Shares. “Shares” means shares of the Company’s common stock, par value $.01 per share.

2.23.	Termination Account. “Termination Account” means a Participant’s Account pursuant to which cash Compensation deferred under this Plan is credited. The Termination Account is distributed in accordance with Section 5.1 below.

2.25	Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. In addition, the Committee shall designate one Valuation Fund as the Trizec Stock Fund. These Valuation Funds are used solely to calculate the Earnings that are credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company or its subsidiaries and affiliates. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)	Eligibility. Eligibility to participate in this Plan shall be limited to those members of the Board who are not employees of the Company or its subsidiaries.

b)	Participation. An individual’s participation in this Plan shall be effective upon notification to the individual by the Committee of eligibility to participate, and completion and submission of a Deferral Commitment, an Allocation Form, and a Distribution Election Form to the Committee at least six (6) months prior to the commencement of the applicable Deferral Period or, with respect to Restricted Stock Rights, at least six months prior to the date such awards would otherwise vest. Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce the six (6) month period.

c)	First-Year Participation. Notwithstanding the forgoing, when an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and payable following submission of the Deferral Commitment to the Committee, and, subject to Section 3.2(c) below, to Shares and Restricted Stock Rights which are unvested at the time of such deferral.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment in the form permitted by the Committee. The Deferral Commitment shall specify the following:

a)	Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each form of Compensation (e.g. cash or equity) earned by and payable to a Participant by the Company during the Deferral Period. The Deferral Commitment shall state separately the portion of Compensation otherwise payable in cash to be deferred, which shall be deferred into the Termination Account and the portion of Compensation otherwise payable in Restricted Stock Rights, Shares or other equity Compensation to be deferred, which shall be deferred into the Share Account. The Participant shall set forth the amount of each form of Compensation to be deferred in percentages determined by the Committee from time to time in its sole discretion. Except as set forth in Section 3.2(c) below, the Participant will make two elections for each Deferral Period. One election with respect to all cash Compensation and a second election with respect to all equity Compensation (including Shares and Restricted Stock Rights); provided, however, that notwithstanding this Section 3.2(a), the Committee may, in its sole discretion, permit the Participant to make additional elections with respect to various means of Compensation (e.g., retainers, meeting fees and committee chair fees).

b)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts of cash Compensation to be deferred into the Termination Account among the various available Valuation Funds. Any deferral of Restricted Stock Rights, Shares or other equity Compensation shall be allocated only to the Trizec Stock Fund within the Share Account.

c)	Non-US Participants. Notwithstanding anything to the contrary, Non-US Participants who are only permitted to defer Compensation to a Share-based Account must defer all Compensation (whether cash or equity-based) to the Share Account and will only be permitted one election for each Deferral Period.

3.3.	Period of Commitment. Once a Participant has made a Deferral Commitment with respect to cash Compensation, the Deferral Commitment shall be irrevocable and remain in effect with respect to cash Compensation payable in the applicable Deferral Period. Similarly, once a Participant has made a Deferral Commitment with respect to Shares, Restricted Stock Rights and other equity Compensation, the Deferral Commitment shall be irrevocable and remain in effect with respect to all such Compensation payable in the applicable Deferral Period.

3.4.	Commitment Period Limited by Termination of Service. If a Participant’s service as a member of the Board terminates for any reason including death or Disability, prior to the end of the Deferral Period, the Deferral Period shall end as of the date of such termination.

3.5.	Defaults in Event of Incomplete or Inaccurate Deferral Commitments. In the event that a Participant submits a Deferral Commitment to the Committee that contains information necessary to the operation of this Plan which, in the sole discretion of the Committee, is incomplete or inaccurate, and the Committee is unable, after reasonable efforts to contact the Participant, to ascertain the intent of the Participant with respect to the Deferral Commitment, the Committee shall be authorized to assume the following, and such assumptions shall be communicated to the Participant:

a)	If no Valuation Fund is selected — assume the Money Market Fund was selected;

b)	If the Valuation Fund(s) selected equal less than 100% — assume that the Money Market

Fund was selected for the balance of the deferral amount;

c)	If the Valuation Fund(s) selected equal more than 100% — assume proportionate reduction of the deferral amount to each Valuation Fund selected; and

d)	If no Distribution Election is chosen — assume a lump sum was selected.

ARTICLE IV — DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. Subject to Section 4.4, the Compensation otherwise payable in cash that is deferred by a Participant under this Plan, and Earnings thereon shall be credited to the Participant’s Termination Account. Any Restricted Stock Rights, Shares or other equity Compensation deferred by a Participant under this Plan shall be credited to the Participant’s Share Account. Separate accounts shall be maintained on the books of the Company to reflect the different Accounts applicable to the Participant’s deferrals. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Credits; Withholding. The cash and Share Compensation elected to be deferred shall be credited to the appropriate Account on the same day that the amount would have otherwise been payable to the Participant. A Participant’s deferred Restricted Stock Rights or other equity Compensation shall be credited to the Share Account at the time such Compensation would have otherwise vested under the terms of the award thereof. Any dividends or Dividend Equivalents deferred pursuant to Section 4.4(a) shall be credited to the Share Account on the same day the dividend or Dividend Equivalent would otherwise be payable. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld and shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3.	Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for the sole purpose of determining the amount of Earnings to be credited or debited to the Termination Account. Such election shall designate the portion of each deferral of Compensation made into the Termination Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date.

4.4.	Trizec Stock Fund. Except as provided in subsection (b) below, the Trizec Stock Fund shall be used exclusively with respect to the determination of Earnings to be credited or debited to the Share Account. No other Compensation deferred shall utilize the Trizec Stock Fund for the purposes of determining the amount of Earnings to be credited or debited thereon.

a)	Dividend Equivalents. If prior to the complete payment of amounts credited to the Trizec Stock Fund, the Company pays a dividend on the Shares, then the amount of the dividend or Dividend Equivalent which would otherwise be payable to a Participant with respect to the Restricted Stock Rights, Shares or other equity Compensation deferred under this Plan, shall be automatically deferred and credited to the Trizec Stock Fund.

b)	Non-US Participants. Notwithstanding anything to the contrary, any Non-US Participant who, in the sole discretion of the Committee, is prohibited from acquiring and holding Shares may elect to have all or any portion of their cash Compensation deferred pursuant to this Plan credited to the Trizec Stock Fund as if such cash Compensation were paid in Shares. Moreover, to the extent that, under applicable laws, any Non-US Participant is only permitted to allocate deferred Compensation to a Share-based Valuation Fund, such Participant may elect to credit his or her deferred cash Compensation to the Trizec Stock Fund as if such cash Compensation were paid in Shares. Any amounts of cash Compensation credited to the Trizec Stock Fund pursuant to this Section 4.4(b) shall not be permitted to be reallocated to another Valuation Fund as may otherwise be permitted in Section 4.3 above.

c)	No Stockholders Rights. The crediting of Restricted Stock Rights, Shares or other equity Compensation to the Share Account shall not confer on the Participant any rights as a stockholder of the Company.

d)	Adjustment of and Changes in Shares. In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, special cash dividend or other change in corporate structure affecting the Shares, the Committee shall make such adjustments, if any, as it deems appropriate in the number of Shares, Restricted Stock Rights and other equity awards credited to a Participant’s Share Account. The foregoing adjustments shall be decided by the Committee in its sole discretion.

4.5.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since the prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)	Earnings. Each Account shall be increased or decreased by the Earnings credited to such Account since the prior Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.6.	Vesting of Accounts. Each Participant shall be 100% vested in the amounts credited to such Participant’s Account and all Earnings with respect to such amounts at all times.

4.7.	Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.

ARTICLE V — PLAN BENEFITS

5.1.	Termination Account. The Participant’s Termination Account shall be distributed to the Participant as soon as administratively possible following the Participant’s termination of service as a member of the Board other than upon Death in accordance with Section 5.3. The form of benefit payment shall be that form selected by the Participant pursuant to Section 5.5, below. Payment of any benefit from the Termination Account shall commence as soon as practical, but in no event later than sixty days after the date of the Participant’s termination of service as a member of the Board. If the Form of Payment selected provides for subsequent payments, such subsequent payments shall be made on or about April 1st of each succeeding year.

5.2.	Share Account. The Share Account shall be distributed to the Participant as soon as administratively possible following the Participant’s termination of service as a member of the Board. With respect to U.S. Participants, the payment of the Share Account will be satisfied by the distribution of Shares; provided, however, that any fractional Shares shall be paid in cash. With respect to Non-U.S. Participants, unless otherwise determined by the Committee in its sole discretion, the payment from the Share Account will be satisfied by the payment of a cash amount equal to the Fair Market Value (as defined in the 2002 Long Term Incentive Plan) of a Share as of the most recently practicable date prior to the date of distribution multiplied by the number of Shares credited to the Share Account to be distributed. The form of benefit payment shall be that form selected by the Participant pursuant to Sections 5.5 and 5.6 below. Distribution of Shares or payment of the cash benefit shall commence as soon as practical, but in no event later than sixty days after the date of the Participant’s termination of as a member of the Board. If the Form of Payment selected provides for subsequent payments, such subsequent payments shall be made on or about April 1st of each succeeding year.

5.3.	Death Benefit. Upon a Participant’s death prior to the commencement of benefits under this Plan from any Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the Account balance in that Account in the form of a lump sum payment, except that the Committee may, in its sole discretion, approve a request for payment in a different form. In the event of the Participant’s death after the commencement of benefits under this Plan from any Account, the benefits from such Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived, except that the Committee may, in its sole discretion, approve a request for payment in a different form.

5.4.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship or Disability, the Committee may, in its sole discretion, amend any existing Deferral Commitment, or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship or Disability, and will not exceed the Participant’s Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship or Disability and for twelve (12) months thereafter. Any resumption of the Participant’s deferrals under this Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.5.	Form of Payment. Unless otherwise specified in this Article V, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election. The most recently submitted Distribution Election shall be effective for the entire vested Account balance unless amended in writing by the Participant and delivered to the Committee. If, at the time payment of benefits under this Plan become due and payable, the Participant’s most recent election as to the form of payment was made within one (1) year of such payment, then the most recent election made by the Participant more that one year prior to the time of payment shall be used to determine the form of payment. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the Account balance; and

b)	Annual installments for a period of up to ten (10) years with respect to the Termination Account and five (5) years with respect to the Share Account where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Earnings on the unpaid balance, to the extent applicable, shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3 above.

5.6.	Canadian Taxpayers. Notwithstanding anything set forth in this Plan, the benefits payable from any Account under this Plan for a Non-US Participant who is a Canadian taxpayer shall be made in a lump-sum amount equal to the Account balance. Distribution of the benefits under this Plan with respect to a Non-US Participant who is a Canadian taxpayer shall be made in accordance with the Participant’s Distribution Election but in any event, no later than the last day of the first calendar year following the Participant’s termination of service as a member of the Board for any reason.

5.7.	Early Payment. Notwithstanding anything to the contrary in this Plan or a Participant’s Deferral Commitment, the Committee shall at all times have the right to accelerate distribution of any Participant’s Account(s), including, without limitation, following a Change in Control. In the event that the Committee makes such election, the balance of the Participant’s Account(s) shall be paid on such date or dates as shall be specified by the Committee.

5.8.	Small Account. If the total of a Participant’s unpaid Termination Account balance as of the time the payments are to commence is less than $25,000, the remaining unpaid Termination Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary. If the aggregate number of Restricted Stock Rights, Shares and other equity Compensation in the Share Account is less than 100 Shares, the Share Account will be distributed in one lump sum, notwithstanding any election by the Participant to the contrary.

5.9.	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.10.	Right of Offset. Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a Participant Beneficiary under the Plan against any amounts which the Participant may owe to the Company.

5.11.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

5.12.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate upon receipt of the full payment of the applicable benefit.

ARTICLE VI — BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as the Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to the complete distribution of the balance of the Participant’s Account(s). Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee in the manner set forth in Section 6.1.

6.3.	No Beneficiary Designation. If (i) any Participant fails to designate a Beneficiary in the manner set forth in Section 6.1, (ii) if the Committee determines, in its sole discretion that the Beneficiary designation is void, or (iii) if the Beneficiary designated by a deceased Participant dies before the Participant’s death or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII — ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee, which, subject to Section 7.6 below, shall consist of not less than three (3) persons appointed by the Board from time to time. The Committee shall have the authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, (ii) make all factual and other determinations, to formulate such procedures and to take any other action as may be necessary or advisable for the administration of this Plan, (iii) construe and interpret this Plan and to answer any and all questions arising in connection with this Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.	Agents; Delegation of Authority. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company, independent auditors and consultants as it deems desirable for the administration of this Plan. The Committee may rely on any opinion or computation received from such advisors. Subject to applicable laws, rules and regulations and except as otherwise determined by the Board, the Committee may, from time to time, delegate some or all of its authority under this Plan to persons or groups it deems appropriate.

7.3.	Binding Effect of Decisions. Any determination action of the Committee in administering and interpreting this Plan and otherwise carrying out its duties hereunder shall be final, conclusive and binding for all purposes and upon all persons having any interest in this Plan.

7.4.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except where such liability results from such person’s fraud, gross negligence, willful misconduct or failure to act in good faith.

7.5.	Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members. Committee members may only be removed by a vote of a majority of the Committee. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in this Plan immediately preceding such Change in Control. No amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to this Plan without prior approval by the Committee.

ARTICLE VIII — AMENDMENT AND TERMINATION OF PLAN

8.1.	Amendment. The Board may at any time and from time to time amend this Plan by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, subject to the following:

a)	Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

b)	Changes in Earnings Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Earnings to be credited to the amount already accrued in any of the Participant’s Account(s) and any amounts credited to the Account(s) under Deferral Commitments already in effect on that date, except as provided in Section 2.20, above as a result of a selection or deletion of available Valuation Funds.

8.2.	The Company’s Right to Terminate. The Board may at any time partially or completely terminate this Plan if, in its judgement, the tax, accounting or other effects of the continuance of this Plan, or potential payments thereunder would not be in the best interests of the Company.

a)	Partial Termination. The Board may partially terminate this Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, this Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

b)	Complete Termination. The Board may completely terminate this Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, this Plan shall cease to operate and the Company shall distribute each Account, including the Share Account, to the appropriate Participant or Beneficiary. Payment shall be made as a lump sum as soon as practical.

ARTICLE IX — MISCELLANEOUS

9.1.	Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for members of the Board who are not employees of the Company or its subsidiaries.

9.2.	The Company’s Obligation. The obligation to make benefit payments to any Participant under this Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company and shall not be an obligation of another company or entity.

9.3.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or its subsidiaries and affiliates or any other party for payment of benefits under this Plan. Any property held by the Company or its subsidiaries and affiliates for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

9.4.	Trust Fund. The Company shall be responsible for the payment of all benefits provided under this Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of the Company’s insolvency. To the extent any benefits provided under this Plan are paid from any such trust, the Company shall have no further obligation to pay such benefits. If the benefits are not paid from the trust, such benefits shall remain the obligation of the Company.

9.5.	Nonassignability. The Company shall pay all amounts payable under this Plan only to the Participant or Beneficiary designated under this Plan to receive such amounts. Neither a Participant nor a Beneficiary shall have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so shall be void. A Participant’s Account balances shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Participant’s or Beneficiary’s debts or other obligations.

9.6.	Court Order. The Company is authorized to make any payments directed by court order in any action in which this Plan, the Company, or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s Account(s) under this Plan in connection with a property settlement or otherwise, the Company, in its sole discretion, shall have the right, notwithstanding any election made by the Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s Account(s) under this Plan to the spouse or former spouse.

9.7.	Not a Contract of Employment or other Services. This Plan shall not constitute a contract of employment or other services between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained as a member of the Board, to be reelected as a director or to interfere with the right of the Company to terminate a Participant’s service as a member of the Board at any time. Nothing in this Plan shall obligate the Company to nominate or reelect a Participant as a member of the Board.

9.8.	Protective Provisions. Each Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such action as the Company may deem necessary.

9.9.	Amendment to Deferrals. The Company may amend, modify or terminate a deferral pursuant to this Plan if it considers it necessary or advisable under applicable laws, rules or regulations. In addition, if all or any portion of a Participant’s Account(s) under this Plan become subject to federal income taxation prior to the actual receipt of such amounts, whether as a result of an audit by the appropriate taxing authority, a court of competent jurisdiction or by the passage of legislation or regulation, the Committee may, in its sole discretion, distribute to such Participant from the Participant’s Account, an amount deemed necessary by the Committee to meet the resulting tax liability to the Participant.

9.10.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.

9.11.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.12.	Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of this Plan’s provisions. If a provision of this Plan is not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other Provision. Use of one gender includes the other, and the singular and plural include each other.

9.13.	Notice. Any notice required or permitted under the Plan shall be sufficient if made in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

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9.14.	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

TRIZEC PROPERTIES, INC.

BY: /s/ Timothy H. Callahan

DATED: May 4, 2004

Exhibit A

Valuation Funds

Valuation Fund	Ticker Symbol	Investment Objective
Vanguard Money Market Fund	VUSXX	Money Market

PIMCO Total Return Fund	PTRAX	Intermediate-Term Bond

MainStay Asset Manager Fund	MATAX	Asset Allocation

MainStay S&P 500 Index Fund	MSPIX	Index Equity

Oakmark Fund (l)	OAKMX	Large Value

Janus Twenty Fund	JAVLX	Aggressive Growth

American Funds Growth Fund	RGAEX	Aggressive Growth

MainStay All Cap Growth Fund	MAAAX	Large-Cap Growth

MainStay Map Fund (l)	MUBFX	Mid-Cap Blend

INVESCO Dynamics Fund (Inv)	FIDYX	Mid-Cap Growth

Baron Asset Fund	BARAX	Mid-Cap Growth

Janus Overseas Fund	JAOSX	International Large Growth

Fidelity Advisor Diversified	FADIX	International Large Blend
International Fund